Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 12, 2025, relating to the financial statements of Black Hills Corporation and the effectiveness of Black Hills Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Black Hills Corporation for the year ended December 31, 2024. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

January 30, 2026